Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of Novusterra, Inc. (the "Company") to be filed on or about February 6, 2024, of our report dated August 29, 2023, on our audits of the financial statements of Novusterra, Inc. as of December 31, 2022 and 2021, and for the years then ended which appear in such Registration Statement. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

New York, NY
February 6, 2024